EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: April 19, 2005

SUBJECT: BELMONT BANCORP. ANNOUNCES REGULAR CASH DIVIDEND

Belmont Bancorp., parent of Belmont National Bank, is pleased to report that its Board of Directors declared a regular cash dividend of $0.04 per share payable on May 13, 2005 to shareholders of record as of April 29, 2005.

President and Chief Executive Officer Wilbur Roat reported that this regular dividend payment will provide all Belmont shareholders with a second quarter dividend payment prior to the previously announced plan to merge Belmont with Sky Financial Group, Inc. The proposed merger is subject to shareholder approval at a special meeting of shareholders to be held on May 23, 2005.

Belmont Bancorp. is a holding company with total assets of $294 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on April 18, 2005 was $5.87 per share.